Brokerwebs

Web Design & Marketing Solutions

Kanab Chat MVP Stage 1

Prepared for:
Himalaya Technologies

Prepared by:
Brokerwebs LLC.

Choosing Wix Velo Advanced Code Platform

Overview:
In 2021 Brokerwebs Developed Kanab Club a social media platform focused on the cannabis community. Our goal was to create an open community that will entice new and existing users to utilize the platform frequently. Kanab Stock Chat represents a continuation of that vision.

Kanab Stock Chat Growth Potential:
Currently StockTwits brings in over 38.5 million impressions per month. There is a growing number of retail investors looking for a non biased place to connect with like minded investors. This presents a substantial opportunity to gain traction and begin to shift focus towards the Kanab Club Ecosystem.

Early Adoption by StakeHolders:
Kanab Club Stock Chat will be able to gain momentum early on due to a few key factors. HMLA is a pubco with a direct link to investors. This allows us to directly market to investors and users who believe in the platform. Secondly we will cross sell with FOMO Corp. to combine communities and further enhance user participation.



Intro: Kanab Stock Chat Application

Brokerwebs will develop a custom stock chat room social media network.   All code and design will be proprietary. Our objective is to build a rock solid platform that will scale with Himalaya Technologies and provide users a unique experience.

Brokerwebs will be developing a Social Media Focused Stock Chat Room System.

- Custom Chat Application centered around Marijuana Stocks. MVP will Contain up to 20 Stocks Chosen by Himalaya Technologies
- Coded Api Integration with 3rd Party Stock Feeds. *New Data Provider from Previous Quotation
- Built-In Moderation Control and Permissions based access
- Chat Application Specific features such as search based on Stock Call Signs * Simplifying search and Pages to index will reduce cost on MVP

Brokerwebs is uniquely positioned to create the above application due to our wide range of programming capabilities. We have specialized in building custom coded applications to match specifically with client needs for over 7 years. As part of the Kanab Applications process we will fully deploy our development and project management teams to assist in building, testing and executing each software build.

Development Process Overview

At Brokerwebs we understand that every project presents its own series of challenges. While many can be avoided with great pre planning we still anticipate the unexpected. We have included a full breakdown of our process.

Phase 1: WireFrames / Pre-Project Preparation.

- Our Development team will begin the project by starting with wire frames, flow charts, and development schedule. We will preschedule consultation points with Himalaya Technologies periodically throughout the process along with project updates.

Phase 2: Programming / Infrastructure Development API Connections established.

- Our Development team will built all necessary components for functionality. Servers will be configured, core databases will be setup. Core Programming will begin. During this process we will build all core features agreed upon in Phase 1. We will have a dedicated team for both project management and development to ensure consistent progression of development.

Phase 3: UX/UI Design Implementation:

- Our Design Development team will begin doing front end design work on the existing platform designed by the Development team. We will evaluate and design to meet current trends. Furthermore we will round out the Mobile Experience and consult with Client during this process.

Phase 4: Extensive Platform Bug Testing and Revisions (Alpha Stage)

- Our Development Team will release an Alpha Stage platform build to begin our extensive bug testing. During this process we will select a test group to begin evaluating and finding bugs within the platform. All bugs will be logged and addressed before releasing to beta test group.

Phase 5: Initial Roll-Out (Beta Stage)

- Once our Alpha stage rollout is completed. We will release a Beta stage product for users to utilize. As part of our beta stage we will evaluate and adjust the platform based on analytics and user feedback. Platform will remain in Beta until Himalaya Technologies is confident in the platform.

Detailed Scope of Work

Estimated Scope of work below. As with many large all encompassing projects we anticipate an expanded scope for potential hazards along the way. The below list is based on a standard rubric we use when executing custom projects.

- Develop framework code on Velo. Utilizing JavaScript react. Framework code Already Developed by Dev as per last project

- Wire framing of every user flow of the site. UX/UI Page flows laid out for both desktop and mobile. Wire framing already conceived and starter page ideas laid out. Will need to rework due to new Stock Data Provider

- Configure databases and underlying infrastructure for user management. Databases configured and ready for API Framing and Testing. Test Environment is setup per our last agreement.

- Develop a custom permissions based system to manage access to pages, content, posting ability layers for non signup users and signed up users alike
  - This is where we left off. Permissions have been defined and linked with internals of Kanab Club 2.0 Engine.

- Core code logic for commenting engine developed and implemented.

- Backend infrastructure developed for the sole purpose of moderation of commenting engine.

- Develop dynamic page structure. (These will be the individual stock chat pages.)

- Create API logic to interface with stock data providers.

- Create list of 20 OTC companies. Import existing stock and filing data as needed from data provider api endpoints.

- Develop a custom search protocol that allows users to navigate stock chat rooms by name of company or call sign.

- Develop a home page with relevant stock data up to 20 stocks. Information regarding moving daily stocks with data aggregated in reasonable intervals.

- Thorough testing and bug reporting system implemented

- Full integration with existing Kanab Club platform. Merging of permissions granted existing users of KC.

- Ongoing bug testing and maintenance. Including a feedback form for future feature requests.

Development Timeline

We anticipate a development schedule of 2-3 months. A consideration for this timeline is both the planning and testing stages. Much of the code we can create and put into testing fairly quickly.

Phase	Time Estimated
Initial Wireframes (phase 1)	2 Weeks (Month 1)
Mockups (phase 1)	1 Week (Month 1)
Programming / Infrastructure Development API Connections (Phase 2)	1-2 months (Month 2)
UX/UI Design Implementation (Phase 3)	2 Weeks (Month 3)
Extensive Platform Bug Testing and Revisions (Alpha Stage)	2 Weeks (Month 3)
Initial Roll-Out (Beta Stage)	Beta test for 1 Month

Revised MVP Pricing

Our quote is based on the full build out and testing of the platform. We have adjusted pricing for extended scope, integration into existing platforms, and dedicated Team

Name	Price	QTY	Subtotal
Stock Chat Platform Development			
Phase 1 Basic Platform with 20 Stocks Connection & Licensing of Stock Data provider of commercial Stock Information, Basic Platform integrated with Kanab Club	$16,000.00	1	$16,000.00
			$16,000.00

Subtotal	**$16,000.00**
Discount	**$0.00**
Tax	**$0.00**
Total	**$16,000.00**

Payment

Brokerwebs will accept Payment in Milestone Traunches $5,000 non refundable Retainer due before project commence. Remainder due after project concept demo for team at Himalaya Technologies

Approval

Once you've reviewed the timeline and pricing above, simply sign below to approve your web design project. I will reach out to you to schedule our initial discovery session and generate your first invoice within 24 hours.

Brokerwebs LLC.	Himalaya Technologies